Exhibit 99.2
WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION — CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations:

	For the three months ended		For the three months ended
		Restructuring
	October 30, 2004	and other	October 30, 2004
	As reported (1)	charges (1) (2)	As adjusted
NET SALES	$87,923	$—	$87,923
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	62,356	(128)	62,484

Gross margin	25,567	128	25,439

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	28,851	2,821	26,030
DEPRECIATION AND AMORTIZATION	3,824	38	3,786

Operating loss	(7,108)	(2,731)	(4,377)
INTEREST EXPENSE, net	1,385	—	1,385

Loss before income taxes	(8,493)	(2,731)	(5,762)
INCOME TAX PROVISION	—	—	—

Net loss	$(8,493)	$(2,731)	$(5,762)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(0.22)	$(0.07)	$(0.15)

Weighted average shares outstanding — basic and diluted	38,843	—	38,843

(1)	Reclassified for the presentation of certain lease accounting issues clarified by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter to the American Institute of Certified Public Accountants on February 7, 2005.

(2)	Includes $2.7 million related to lease termination costs, severance, and other restructuring charges.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION — CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
Reconciliation of GAAP Consolidated Statements of Operations to Adjusted Statement of Operations

	For the year-to-date		For the year-to-date
	period ended		period ended
		Restructuring
	October 30, 2004	and other	October 30, 2004
	As reported (1)	charges (1) (2)	As adjusted
NET SALES	$241,004	$20,778	$220,226
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	183,810	17,098	166,712

Gross margin	57,194	3,680	53,514

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	90,606	15,127	75,479
DEPRECIATION AND AMORTIZATION	26,235	13,681	12,554

Operating loss	(59,647)	(25,128)	(34,519)
INTEREST EXPENSE, net	6,082	—	6,082

Loss before income taxes	(65,729)	(25,128)	(40,601)
INCOME TAX PROVISION	—	—	—

Net loss	$(65,729)	$(25,128)	$(40,601)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(2.29)	$(0.88)	$(1.41)

Weighted average shares outstanding — basic and diluted	28,743	—	28,743

(1)	Reclassified for the presentation of certain lease accounting issues clarified by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter to the American Institute of Certified Public Accountants on February 7, 2005.

(2)	Includes $25.1 million related to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, lease termination costs, accelerated depreciation, asset write-offs related to store closings, severance, and other restructuring charges.